Calculation of Filing Fee Tables

FORM S-8
(Form Type)

PHUNWARE, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(3)	Proposed Maximum Offering Price (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2018 Plan Common Stock, par value $0.0001 per share	Rule 457(c) and 457(h)	9,628,600	$0.0757	$728,885.02	$0.0001476	$107.59
Equity	2018 ESPP Common Stock, par value $0.0001 per share	Rule 457(c) and 457(h)	818,824	$0.0757	$61,984.98	$0.0001476	$9.15
Equity	2023 Inducement Plan Common Stock, par value $0.0001 per share	Rule 457(c) and 457(h)	600,000	$0.0757	$45,420.00	$0.0001476	$6.70
Equity	2023B Inducement Plan Common Stock, par value $0.0001 per share	Rule 457(c) and 457(h)	600,000	$0.0757	$45,420.00	$0.0001476	$6.70
Total Offering Amounts					$881,710		$130.14
Total Fee Offsets							$—
Net Fee Due							$130.14

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s 2018 Plan, the Registrant's 2018 ESPP, the 2023 Inducement Plan or the 2023B Inducement Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h)(1) promulgated under the Securities Act based on the average of the high $0.0760 and low $0.075 sales prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on January 12, 2024, which date is within five business days prior to the date of filing of this Registration Statement.

(3)
Represents (i) 9,628,600 shares of the Registrant's Common Stock reserved for future issuance under the 2018 Plan by reason of the automatic increase provision of the 2018 Plan, (ii) 818,824 shares of the Registrant's Common Stock reserved for future issuance under the 2018 ESPP by reason of the automatic increase provision of the 2018 ESPP (iii) 600,000 shares of the Registrant's Common Stock reserved for future issuance under the 2023 Inducement Plan and (iv) 600,000 shares of the Registrant’s Common Stock reserved for future issuance under the 2023B Inducement Plan.